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                                                                  EXHIBIT (a) 12

[LETTERHEAD OF MGM GRAND, INC.]

FOR IMMEDIATE RELEASE                        CONTACT:  James J. Murren
                                                       Chief Financial Officer
                                                       (702) 891-3344

                          MGM GRAND'S BOARD APPROVES
                          --------------------------
                     FIVE MILLION SHARE REPURCHASE PROGRAM
                     -------------------------------------


Las Vegas, Nevada, August 5, 1999 -- MGM Grand, Inc. (NYSE: MGG) today announced that its Board of Directors has approved a twelve month stock repurchase program authorizing the Company to purchase up to 5,000,000 shares of the Company's common stock. The purchases will be made from time to time in the open market or through privately negotiated transactions as market conditions warrant. MGM Grand will finance the repurchase program through available cash, cash flow from operations and, to the extent necessary, its existing credit facility.

"The strong performance of our existing operations and our newest casino in Detroit affords us the opportunity to execute this program while maintaining the best balance sheet in the industry. We will continue our emphasis on maximizing returns in order to accelerate our free cash flow. Our financial position allows us to grow internally, reduce debt, as well as repurchase shares," said
J. Terrence Lanni, Chairman and Chief Executive Officer of MGM Grand, Inc.


                                     * * *


MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. MGM Grand, Inc. owns and operates: the MGM Grand Hotel and Casino - The City of Entertainment and New York - New York Hotel and Casino both located in Las Vegas; Whiskey Pete's, Buffalo Bill's and the Primm Valley Resort in Primm, Nevada; the MGM Grand Detroit Casino in Detroit, Michigan; the MGM Grand Hotel and Casino in Darwin, Australia; manages casinos in Nelspruit, Witbank and Johannesburg, Republic of South Africa; and owns two championship golf courses at the California/Nevada border. MGM Grand is in the early stages of developing a permanent hotel and casino complex in Detroit, Michigan. The Company also has announced plans to develop a hotel and casino resort in Atlantic City, New Jersey.

Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company's public filings with the Securities and Exchange Commission.